Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of XOMA Ltd.:

We have audited the accompanying consolidated balance sheets of XOMA Ltd. as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of XOMA Ltd.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated March 10, 2009, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Note 10, has satisfied all obligations under its Goldman Sachs term loan and raised funds in equity financings. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XOMA Ltd. at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), XOMA Ltd.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Palo Alto, California
March 10, 2009, except for the second to fifth paragraphs of Note 1 and Note 10, as to which the date is December 22, 2009

XOMA Ltd.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$9,513	$22,500
Short-term investments	1,299	16,067
Restricted cash	9,545	6,019
Receivables	16,686	12,135
Prepaid expenses and other current assets	1,296	1,113
Debt issuance costs	365	254

Total current assets	38,704	58,088
Property and equipment, net	26,843	25,603
Debt issuance costs—long-term	1,224	722
Other assets	402	402

Total assets	$67,173	$84,815

LIABILITIES AND SHAREHOLDERS’ EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
Accounts payable	$9,977	$6,995
Accrued liabilities	4,438	7,710
Accrued interest	1,588	878
Deferred revenue	9,105	8,017
Other current liabilities	1,884	—

Total current liabilities	26,992	23,600
Deferred revenue—long-term	8,108	10,047
Interest bearing obligation—long-term	63,274	50,850
Other long-term liabilities	200	—

Total liabilities	98,574	84,497

Commitments and contingencies (Note 5)
Shareholders’ equity (net capital deficiency):
Preference shares, $0.05 par value, 1,000,000 shares authorized
Series A, 210,000 designated, no shares issued and outstanding at December 31, 2008 and 2007	—	—
Series B, 8,000 designated, 2,959 shares issued and outstanding at December 31, 2008 and 2007 (aggregate liquidation preference of $29.6 million)	1	1
Common shares, $0.0005 par value, 210,000,000 shares authorized, 140,467,529 and 131,957,774 shares outstanding at December 31, 2008 and 2007, respectively	70	66
Additional paid-in capital	753,634	740,119
Accumulated comprehensive loss	(2)	(9)
Accumulated deficit	(785,104)	(739,859)
Total shareholders’ equity (net capital deficiency)	(31,401)	318
Total liabilities and shareholders’ equity (net capital deficiency)	$67,173	$84,815

The accompanying notes are an integral part of these consolidated financial statements.

XOMA Ltd.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenues:
License and collaborative fees	$16,366	$36,460	$2,846
Contract and other revenue	30,473	31,057	16,329
Royalties	21,148	16,735	10,323
Total revenues	67,987	84,252	29,498

Operating costs and expenses:
Research and development (including contract related of $20,828, $17,032, and $10,909, respectively, for the years ended December 31, 2008, 2007, and 2006)	82,576	66,215	52,094
General and administrative	24,145	20,581	18,088
Total operating costs and expenses	106,721	86,796	70,182
Loss from operations	(38,734)	(2,544)	(40,684)
Other income (expense):
Investment and interest income	859	1,866	1,675
Interest expense	(7,654)	(11,585)	(12,932)
Other income (expense)	(99)	(63)	100
Net loss before taxes	(45,628)	(12,326)	(51,841)

Income tax benefit	383	—	—
Net loss	$(45,245)	$(12,326)	$(51,841)

Basic and diluted net loss per common share	$(0.34)	$(0.10)	$(0.54)
Shares used in computing basic and diluted net loss per common share	132,928	127,946	95,961

The accompanying notes are an integral part of these consolidated financial statements.

XOMA Ltd.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(NET CAPITAL DEFICIENCY)
(in thousands)

	Preferred Shares		Common Shares		Paid-In Capital	Accumulated Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Net Capital Deficiency)
	Shares	Amount	Shares	Amount
Balance, December 31, 2005	3	$1	86,313	$43	$655,041	$(66)	$(675,692)	$(20,673)
Exercise of share options, contributions to 401(k) and incentive plans	—	—	879	1	1,489	—	—	1,490
Share-based compensation expense under SFAS 123R	—	—	—	—	978	—	—	978
Conversion of convertible debt	—	—	18,262	9	31,807	—	—	31,816
Comprehensive income (loss):
Net change in unrealized loss on investments	—	—	—	—	—	57	—	57
Net loss	—	—	—	—	—	—	(51,841)	(51,841)

Comprehensive loss								(51,784)
Balance, December 31, 2006	3	1	105,454	53	689,315	(9)	(727,533)	(38,173)
Exercise of share options, contributions to 401(k) and incentive plans	—	—	864	—	1,976	—	—	1,976
Share-based compensation expense under SFAS 123R	—	—	—	—	2,858	—	—	2,858
Conversion of convertible debt	—	—	25,640	13	45,970	—	—	45,983
Comprehensive loss:
Net loss	—	—	—	—	—	—	(12,326)	(12,326)

Comprehensive loss	—	—	—	—	—	—	—	(12,326)
Balance, December 31, 2007	3	1	131,958	66	740,119	(9)	(739,859)	318
Exercise of share options, contributions to 401(k) and incentive plans	—	—	577	—	1,389	—	—	1,389
Share-based compensation expense under SFAS 123R	—	—	—	—	4,934	—	—	4,934
Sale of common shares	—	—	7,932	4	7,192	—	—	7,196
Comprehensive income (loss):
Net change in unrealized loss on investments	—	—	—	—	—	7	—	7
Net loss	—	—	—	—	—	—	(45,245)	(45,245)

Comprehensive loss	—	—	—	—	—	—	—	(45,238)
Balance, December 31, 2008	3	$1	140,467	$70	$753,634	$(2)	$(785,104)	$(31,401)

The accompanying notes are an integral part of these consolidated financial statements.

XOMA Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(45,245)	$(12,326)	$(51,841)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,721	6,155	5,117
Common shares contribution to 401(k) and management incentive plans	1,008	1,321	1,088
Share-based compensation expense	4,934	2,858	978
Accrued interest on convertible notes and other interest bearing obligations	1,921	408	1,159
Revaluation of embedded derivative	—	6,101	6,945
Interest paid on conversion of convertible debt	—	(5,172)	—
Amortization of discount, premium and debt issuance costs of long-term and convertible debt	1,378	584	1,035
Amortization of premiums on short-term investments	20	(5)	18
Loss on disposal/retirement of property and equipment	99	146	11
Other non-cash adjustments	(20)	(7)	(3)
Changes in assets and liabilities:
Receivables	(4,551)	(52)	(6,706)
Prepaid expenses and other current assets	(183)	(52)	(86)
Other assets	—	55	—
Accounts payable	2,982	2,809	(1,462)
Accrued liabilities	(3,272)	624	1,369
Deferred revenue	(851)	1,096	9,108
Other liabilities	2,084	—	—
Net cash (used in) provided by operating activities	(32,975)	4,543	(33,270)

Cash flows from investing activities:
Proceeds from sales of investments	9,875	31,480	14,950
Proceeds from maturities of investments	8,099	3,840	17,834
Purchase of investments	(3,199)	(32,994)	(28,391)
Transfer of restricted cash	(3,526)	(1,689)	(4,330)
Purchase of property and equipment	(8,060)	(9,469)	(8,506)
Net cash provided by (used in) investing activities	3,189	(8,832)	(8,443)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	55,000	2,840	36,541
Principal payments of long-term debt	(45,779)	(4,707)	—
Proceeds from issuance of convertible notes	—	—	11,969
Proceeds from issuance of common shares	7,578	654	401
Net cash provided by (used in) financing activities	16,799	(1,213)	48,911
Net (decrease) increase in cash and cash equivalents	(12,987)	(5,502)	7,198
Cash and cash equivalents at the beginning of the period	22,500	28,002	20,804
Cash and cash equivalents at the end of the period	$9,513	$22,500	$28,002

The accompanying notes are an integral part of these consolidated financial statements.

XOMA Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business and Summary of Significant Accounting Policies

Business

XOMA Ltd. (“XOMA” or the “Company”), a Bermuda company, is a biopharmaceutical company that discovers, develops and manufactures therapeutic antibodies and other agents designed to treat inflammatory, autoimmune, infectious and oncological diseases. The Company’s products are presently in various stages of development and most are subject to regulatory approval before they can be commercially launched. The Company receives royalties from Genentech, Inc. (“Genentech”) on two approved products, RAPTIVA®, for the treatment of moderate-to-severe plaque psoriasis, and LUCENTIS®, for the treatment of neovascular (wet) age-related macular degeneration. XOMA also receives royalties from UCB Celltech, a branch of UCB S.A. (“UCB”) on sales of CIMZIA® in the United States and Switzerland for the treatment of Crohn’s disease. XOMA’s pipeline includes both proprietary products and collaborative programs at various stages of preclinical and clinical development.

Basis of Presentation

The consolidated financial statements as of  December 31, 2008 were prepared assuming that the Company would continue as a going concern, which was contingent upon, among other things, the Company's ability to repay or restructure the terms of its term loan facility with Goldman Sachs Specialty Lending Holdings, Inc. ("Goldman Sachs").  The Company was not in compliance with the requirements of the relevant provisions of this loan facility in 2009 prior to the repayment of the debt, due to the cessation of royalties from sales of RAPTIVA® related to its market withdrawal in the first half of 2009.

In September of 2009, the Company fully repaid its term loan facility with Goldman Sachs as described in Note 10: Subsequent Events- Debt Repayment and Financings in 2009. The Company estimates that, based on cash and cash equivalents on hand at September 30, 2009 of $27.7 million and anticipated spending levels, revenues, collaborator funding, government funding and other sources of funding the Company believes to be available, it has sufficient cash resources to meet its anticipated net cash needs into 2011. If adequate funds are not available in the first quarter of 2010, the Company has developed contingency plans that may require the Company to further delay, reduce the scope of, or eliminate one or more of its development programs. In addition, the Company may be required to further reduce personnel-related costs and other discretionary expenditures that are within the Company’s control.

Liquidity and Financial Condition

The Company has incurred significant operating losses and negative cash flows from operations since its inception. As of December 31, 2008, the Company had cash, cash equivalents and short-term investments of $10.8 million, restricted cash of $9.5 million and working capital of $11.7 million.

The Company may be required to raise additional funds through public or private financings, strategic relationships, or other arrangements. The Company cannot assure that the funding, if needed, will be available on terms attractive to it, or at all. Furthermore, any additional equity financings may be dilutive to shareholders and debt financing, if available, may involve restrictive covenants. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue business strategies.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates and Reclassifications

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. On an on-going basis, management evaluates its estimates, including those related to revenue recognition, research and development expense, long-lived assets and stock-based compensation. The Company bases its estimates on historical experience and on various other market specific and other relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates.

In the third quarter of 2008, the National Institutes of Health (“NIH”) completed an audit of the Company’s 2007 actual data and developed billing rates for the period from January of 2007 to June of 2009 to be used for all of the Company’s contracts with the National Institute of Allergy and Infectious Diseases (“NIAID”), a part of the NIH, including Contract No. HHSN26620060008C/N01-A1-60008l (“NIAID 2”). While the audited NIH rates are considered final for 2007 billings, these NIH rates are considered provisional for the period from January of 2008 to June of 2009 and thus are subject to future audits at the discretion of NIAID’s contracting office. In September of 2008, XOMA retroactively applied these NIH rates to the invoices from 2007 through the third quarter of 2008 resulting in an adjustment to decrease revenue by $2.7 million. The adjustment increased the Company’s loss from operations and net loss for the year ended December 31, 2008 by $2.7 million. The adjustment also increased basic and diluted net loss per common share by $0.02 for the year ended December 31, 2008.

Prior to the NIH’s audit, the Company’s billings were based on provisional fringe, overhead and general and administrative rates supported by XOMA’s 2005 actual data. As the NIH audit only covered 2007 actual data, which differs significantly from 2006 actual data primarily due to a 22% increase in headcount from 2006 to 2007, management has determined that the original provisional rates are more reflective of 2006 actual data than 2007 actual data. Based on this understanding, the parties agreed to not adjust the 2006 billings with the provision that those billings are subject to future NIH audit at the discretion of the NIAID contracting office.

Certain reclassifications of prior period amounts have been made to our consolidated statements of cash flows to conform to the current period presentation.

Concentration of Risk

Cash equivalents, short-term investments, restricted cash and receivables are financial instruments, which potentially subject the Company to concentrations of credit risk. The Company maintains money market funds and short-term investments that were previously thought to bear a minimal risk. Recent volatility in the financial markets has created liquidity problems in these types of investments, and money market fund investors, including the Company, have recently been unable to retrieve the full amount of funds, even in highly-rated liquid money market accounts, upon maturity. As of December 31, 2008, the full amount of matured money market fund investments had been received by the Company.

The Company has not experienced any significant credit losses and does not generally require collateral on receivables. In 2008, three customers represented 31%, 30% and 20% of total revenues and as of December 31, 2008, there were billed receivables of $14.7 million outstanding from these three customers and one additional customer representing 33%, 28%, 16% and 15% of the accounts receivable balance. In 2007, four customers represented 36%, 20%, 16% and 13% of total revenues and as of December 31, 2007, there were billed and unbilled receivables of $10.9 million outstanding from three of these customers representing 42%, 31% and 26% of the accounts receivable balance. In 2006, two customers represented 40% and 35% of total revenues and as of December 31, 2006, there were billed and unbilled receivables of $11.2 million outstanding from these customers and one additional customer representing 45%, 26% and 13% of the accounts receivable balance.

Significant Accounting Policies

The following policies are critical to an understanding of the Company’s financial condition and results of operations because they require it to make estimates, assumptions and judgments about matters that are inherently uncertain.

Revenue Recognition

Revenue is generally recognized when the four basic criteria of revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the nature of the fee charged for products or services delivered and the collectibility of those fees. Allowances are established for estimated uncollectible amounts, if any.

The Company recognizes revenue from its license and collaboration arrangements, contract services, product sales and royalties. Revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration received is allocated among the separate units based on their respective fair values and the applicable revenue recognition criteria are applied to each of the separate units. Advance payments received in excess of amounts earned are classified as deferred revenue until earned.

License and Collaborative Fees

Revenue from non-refundable license, technology access or other payments under license and collaborative agreements where the Company has a continuing obligation to perform is recognized as revenue over the expected period of the continuing performance obligation. The Company estimates the performance period at the inception of the arrangement and reevaluates it each reporting period. This reevaluation may shorten or lengthen the period over which the remaining revenue is recognized. Changes to these estimates are recorded on a prospective basis.

Milestone payments under collaborative arrangements are recognized as revenue upon completion of the milestone events, once confirmation is received from the third party and collectibility is reasonably assured. This represents the culmination of the earnings process because the Company has no future performance obligations related to the payment. Milestone payments that require a continuing performance obligation on the part of the Company are recognized over the expected period of the continuing performance obligation. Amounts received in advance are recorded as deferred revenue until the related milestone is completed.

Contract Revenue

Contract revenue for research and development involves the Company providing research and development for manufacturing processes for collaborative partners, biodefense contracts or others. Revenue for these contracts is accounted for by a proportional performance, or output based, method where performance is based on estimated progress toward elements defined in the contract. The amount of contract revenue and related costs recognized in each accounting period are based on management’s estimates of the proportional performance during the period toward elements defined in the contract. Adjustments to estimates based on actual performance are recognized on a prospective basis and do not result in reversal of revenues should the estimate to complete be extended.

Up-front fees are recognized ratably over the expected benefit period under the arrangement. Given the uncertainties of research and development collaborations, significant judgment is required to determine the duration of the arrangement.

Royalty Revenue

Royalty revenue and royalty receivables are generally recorded in the periods these royalties are earned, in advance of collection. The royalty revenue and receivables in these instances is based upon communication with collaborative partners, historical information and forecasted sales trends. Under some of XOMA’s agreements with licensees that include receipt of royalty revenue, the Company does not have sufficient historical information to estimate royalty revenues or receivables in the period that these royalties are earned. For these contracts, the Company records royalty revenue upon receipt of a royalty statement or cash.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses consist of direct and research-related allocated overhead costs such as facilities costs, salaries and related personnel costs and material and supply costs. In addition, research and development expenses include costs related to clinical trials to validate the Company’s testing processes and procedures and related overhead expenses. Expenses resulting from clinical trials are recorded when incurred based in part on estimates as to the status of the various trials. From time to time, research and development expenses may include up-front fees and milestones paid to collaborative partners for the purchase of rights to in-process research and development. Such amounts are expensed as incurred.

Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Share-Based Compensation

The Company grants qualified and non-qualified share options, shares and other share related awards under various plans to directors, officers, employees and other individuals. To date, share-based compensation issued under these plans consists of qualified and non-qualified incentive share options and shares. Share options are granted at exercise prices of not less than the fair market value of the Company’s common shares on the date of grant. Generally, share options granted to employees fully vest four years from the grant date and expire ten years from the date of the grant or three months from the date of termination of employment (longer in case of death or certain retirements). Certain options granted to directors fully vest on the date of grant and certain options may fully vest upon a change of control of the Company. Additionally, the Company has an Employee Share Purchase Plan (“ESPP”) that allows employees to purchase Company shares at a purchase price equal to 95% of the closing price on the exercise date.

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company’s employees and directors, including employee share options and employee share purchases related to the ESPP, on estimated fair values. The Company is using the modified prospective transition method. Under this method, compensation cost recognized during the years ended December 31, 2008, 2007 and 2006, includes compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123 amortized on a graded vesting basis over the options’ vesting period, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R amortized on a straight-line basis over the options’ vesting period. As permitted by SFAS 123R under the modified prospective transition method, the Company has not restated its financial results for prior periods to reflect expensing of share-based compensation and therefore the results for the years ended December 31, 2008, 2007 and 2006 are not comparable to earlier years.

In addition, the Company elected the “short-cut” method to establish its APIC pool required under SFAS 123(R) for the year ended December 31, 2006, as permitted by FASB Staff Position SFAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share Base Payment Awards.” In subsequent periods, the APIC pool will be increased by tax benefits from share-based compensation and decreased by tax deficiencies caused when the recorded share-based compensation for book purposes exceeds the allowable tax deduction. As of December 31, 2008, the Company had not recorded any adjustments to the APIC pool due to its loss position and the balance has remained zero.

The following table shows total share-based compensation expense included in the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year Ended December 31,
	2008	2007	2006

Research and development	$2,307	$1,005	$468
General and administrative	2,627	1,853	510
Total share-based compensation expense	$4,934	$2,858	$978

To estimate the value of an award, the Company uses the Black-Scholes option pricing model. This model requires inputs such as expected life, expected volatility and risk-free interest rate. The forfeiture rate also impacts the amount of aggregate compensation. These inputs are subjective and generally require significant analysis and judgment to develop. While estimates of expected life, volatility and forfeiture rate are derived primarily from the Company’s historical data, the risk-free rate is based on the yield available on U.S. Treasury zero-coupon issues.

The fair value of share-based awards was estimated using the Black-Scholes model with the following weighted average assumptions for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006

Dividend yield	0%	0%	0%
Expected volatility	65%	67%	79%
Risk-free interest rate	2.84%	4.22%	4.65%
Expected life	5.4 years	5.3 years	5.3 years

Unvested share activity for the year ended December 31, 2008 is summarized below:

	Unvested Number of Shares	Weighted- Average Grant- Date Fair Value
Unvested balance at December 31, 2007	5,846,721	$2.75
Granted	11,475,750	1.98
Vested	(3,893,834)	2.39
Forfeited	(2,194,257)	2.33
Unvested balance at December 31, 2008	11,234,380	2.17

At December 31, 2008, there was $11.1 million of unrecognized share-based compensation expense related to unvested share options with a weighted average remaining recognition period of 2.9 years. The estimated fair value of options vested during 2008, 2007 and 2006 was $3.6 million, $0.4 million and $0.5 million, respectively. Total intrinsic value of the options exercised was $50,000 in 2008, $0.4 million during 2007 and $1,400 during 2006. Total cash received from share option exercises during 2008 was $0.1 million.

Income Taxes

The Company accounts for uncertain tax positions in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The application of income tax law and regulations is inherently complex. Interpretations and guidance surrounding income tax laws and regulations change over time. As such, changes in the Company’s subjective assumptions and judgments can materially affect amounts recognized in the consolidated financial statements.

SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance and carryback potential, the Company has determined that total deferred tax assets should be fully offset by a valuation allowance.

Net Loss per Common Share

Basic and diluted net loss per common share is based on the weighted average number of common shares outstanding during the period. Diluted net loss per common share is based on the weighted average number of common shares and other dilutive securities outstanding during the period, provided that including these dilutive securities does not increase the net loss per share.

Potentially dilutive securities are excluded from the calculation of earnings per share if their inclusion is antidilutive. The following table shows the total outstanding securities considered antidilutive and therefore excluded from the computation of diluted net loss per share (in thousands):

	December 31,
	2008	2007	2006

Options for common shares	19,810	11,108	6,230
Convertible preference shares	3,818	3,818	29,459
Warrants for common shares (1)	—	125	125

(1)	Expired in July of 2008

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less at the time the Company acquires them to be cash equivalents. At December 31, 2008 and 2007, cash and cash equivalents consisted of overnight deposits, money market funds, commercial paper, repurchase agreements and debt securities with maturities of less than 90 days and are reported at fair value. Cash and cash equivalent balances were as follows as of December 31, 2008 and 2007 (in thousands):

	December 31, 2008
	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Fair Value

Cash	$553	$—	$—	$553
Cash equivalents	8,960	—	—	8,960
Total cash and cash equivalents	$9,513	$—	$—	$9,513

	December 31, 2007
	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Fair Value

Cash	$5,011	$—	$—	$5,011
Cash equivalents	17,493	1	(5)	17,489
Total cash and cash equivalents	$22,504	$1	$(5)	$22,500

Short-term Investments

Short-term investments include debt securities classified as available-for-sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of tax, if any, reported in other comprehensive income (loss). The estimate of fair value is based on publicly available market information. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are also included in investment and other income. The cost of investments sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment and other income.

Due to the recent adverse developments in the credit markets, XOMA may experience reduced liquidity with respect to some of its investments. These investments are generally held to maturity, which is typically less than one year. However, if the need arose to liquidate such securities before maturity, the Company may experience losses on liquidation.

At December 31, 2008, all short-term investments had maturities of less than one year. The Company has recorded these investments as current as these investments are available for current operations and management’s intent is to realize these investments as required to fund current operations.

Short-term investments by security type at December 31, 2008 and 2007 were as follows (in thousands):

	December 31, 2008
	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Fair Value

Corporate notes and bonds	$1,301	$—	$(2)	$1,299
Total Short-Term Investments	$1,301	$—	$(2)	$1,299

	December 31, 2007
	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Fair Value

Corporate notes and bonds	$7,447	$—	$(5)	$7,442
State and municipal debt securities	8,625	—	—	8,625
Total Short-Term Investments	$16,072	$—	$(5)	$16,067

State and municipal debt securities as of December 31, 2007 included $8.6 million in auction rate securities with average ratings by Standard & Poors/Moody’s of Aaa. During 2008, the Company sold all of its remaining auction rate securities. All sales were at par value, which was equal to recorded fair value, and no loss was incurred by the Company.

The Company reviews its instruments for other-than-temporary impairment whenever the value of the instrument is less than the amortized cost. All such investments have been or were in an unrealized loss position for less than twelve months. The Company has not sold similar investments at a loss and currently has the financial ability to hold short-term investments with an unrealized loss until maturity or recovery and not incur any recognized losses. As a result, the Company does not believe any unrealized losses represent other-than-temporary impairment. During the years ended December 31, 2008, 2007 and 2006, there were $4,000, zero and zero in realized gains on short-term investments. During the years ended December 31, 2008, 2007 and 2006, there were no realized losses on short-term investments.

Restricted Cash

Under the terms of its loan agreement with Goldman Sachs, the Company maintains a custodial account for the deposit of RAPTIVA®, LUCENTIS® and CIMZIA® royalty revenues in addition to a standing reserve of the next semi-annual interest payment due on the loan. This cash account and the interest earned thereon can be used solely for the payment of the semi-annual interest amounts due on April 1 and October 1 of each year and, at that time, amounts in excess of the interest reserve requirement may be used to pay down principal or be distributed back to the Company, at the discretion of the Goldman Sachs. At December 31, 2008, the restricted cash balance of $8.6 million was invested in money market funds. See Note 3: Long-Term Debt and Other Arrangements for additional discussion of the Goldman Sachs term loan.

In April of 2008, XOMA entered into an irrevocable letter of credit (“LOC”) arrangement in favor of an insurance company agent that is certified to draw funds on the LOC not to exceed $942,000. The LOC is intended to cover any potential liability, loss, or costs incurred by the agent under any bonds or undertakings for the purpose of clearing manufacturing materials through U.S. Customs and Border Protection. The LOC will expire, if not renewed, in one year, and requires XOMA to record the LOC balance as restricted short-term cash on the consolidated balance sheet. The restricted cash balance of $0.9 million was invested in a certificate of deposit as of December 31, 2008.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”). In February of 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•
Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157 did not have a material effect on the Company’s financial position, results of operations, or cash flows.

In accordance with SFAS 157, the following table represents the Company’s fair value hierarchy for its financial assets (cash equivalents and investments) measured at fair value on a recurring basis as of December 31, 2008 (in thousands):

	Fair Value Measurements at Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)

Repurchase agreements	$8,950	$8,950	$—	$—
Certificates of deposit-restricted	952	952	—	—
Money market funds	10	10	—	—
Money market funds-restricted	8,593	8,593	—	—
Corporate notes and bonds	1,299	—	1,299	—
Total	$19,804	$18,505	$1,299	$—

Level 3 assets held during 2008 consisted of auction rate securities. During 2008, the Company sold all of its auction rate securities investments at par value, which equaled the recorded fair value, and has recognized no loss on the sale of such investments. The following table provides a summary of changes in fair value of the Company’s Level 3 financial assets as of December 31, 2008 (in thousands):

Auction Rate Securities

Balance at December 31, 2007	$8,625
Unrealized gains/losses included in other comprehensive income	—
Sales	(8,625)
Balance at December 31, 2008	$—

Receivables

Receivables consisted of the following at December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007

Trade receivables	$16,274	$11,655
Other receivables	412	480
Total	$16,686	$12,135

Property and Equipment

Property and equipment is stated at cost. Equipment depreciation is calculated using the straight-line method over the estimated useful lives of the assets (three to seven years). Leasehold improvements, buildings and building improvements are amortized and depreciated using the straight-line method over the shorter of the lease terms or the useful lives (one to fifteen years).

Property and equipment consisted of the following at December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007

Furniture and equipment	$36,592	$34,618
Buildings, leasehold and building improvements	22,355	19,969
Construction-in-progress	1,108	1,845
Land	310	310
	60,365	56,742
Less: Accumulated depreciation and amortization	(33,522)	(31,139)
Property and equipment, net	$26,843	$25,603

Depreciation and amortization expense was $6.7 million, $6.2 million and $5.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007

Accrued management incentive compensation	$—	$4,135
Accrued payroll costs	2,776	2,635
Accrued professional fees	514	617
Other	1,148	323
Total	$4,438	$7,710

Deferred Revenue

The Company defers revenue until all requirements under its revenue recognition policy are met. In 2008, the Company deferred $17.5 million of revenue from five contracts including Schering-Plough Research Institute (“SPRI”), Takeda Pharmaceutical Company Limited (“Takeda”) and Novartis AG (“Novartis”) and recognized $18.4 million of revenue from the five contracts.

In 2007, the Company deferred $23.3 million of revenue from five contracts including SPRI and Takeda and recognized $22.2 million of revenue from the five contracts, including the amortization of the remaining $4.3 million of the $10.0 million in up-front payments received from Novartis, formerly known as Chiron Corporation, related to the oncology collaboration contract entered into in February of 2004, due to the ending of the parties’ mutual exclusivity obligation.

The following table shows the activity in deferred revenue for the years ended December 31, 2008 and 2007 (in thousands):

	Year ended December 31,
	2008	2007

Beginning deferred revenue	$18,064	$16,968
Revenue deferred	17,515	23,254
Revenue recognized	(18,366)	(22,158)
Ending deferred revenue	$17,213	$18,064

Of the $17.2 million balance in deferred revenue at December 31, 2008, $9.1 million is expected to be earned over the next year and the remaining $8.1 million is expected to be earned over the next five years.

Other Current Liabilities

Other current liabilities consisted of the following at December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007

Due to government agency	$1,551	$—
Other	333	—
Total	$1,884	$—

The amount due to government agency at December 31, 2008 relates to payments received from the NIAID 2 contract. In 2008, the NIH completed an audit of XOMA’s 2007 actual data and developed billing rates for the period from January of 2007 to June of 2009 to be used for all of the Company’s government contracts. As a result, XOMA retroactively applied these NIH rates to the invoices from 2007 through the third quarter of 2008 resulting in an adjustment to decrease revenue by $2.7 million. Refer to the Use of Estimates and Reclassification section above for more detail.

Of the $2.7 million liability recorded in the third quarter of 2008, $0.9 million was earned in the fourth quarter of 2008. Of the remaining balance at December 31, 2008, $1.6 million is expected to be earned over the next year and the remaining $0.2 million is expected to be earned by the completion of the contract in 2010 and is included in other long-term liabilities in the consolidated balance sheet as of December 31, 2008.

Supplemental Cash Flow Information

The following table shows the supplemental cash flow information for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year ended December 31,
	2008	2007	2006
Cash paid during the year for:
Interest	$4,354	$3,077	$3,793
Income taxes	$—	$—	$—

Debt reduction on Novartis note	$7,500	$—	$—
Conversion of convertible debt to equity	$—	$44,521	$27,479

Interest added to principal balance on Novartis note	$1,183	$1,323	$1,018
Payment of additional interest feature on convertible debt in shares	—	1,889	3,603

Non-cash transactions from financing activities for the year ended December 31, 2008 consisted of $7.5 million received in the form of debt reduction on XOMA’s existing loan facility with Novartis, as part of the restructuring of the Company’s product development collaboration with Novartis entered into in 2004 for the development and commercialization of antibody products for the treatment of cancer. In addition, interest of $1.2 million, $1.3 million and $1.0 million on the Novartis secured loan was added to the principal balance of the loan for the years ended December 31, 2008, 2007 and 2006, respectively.

Non-cash transactions from financing activities for the years ended December 31, 2007 and 2006 consisted of the conversion of $44.5 million and $27.5 million, respectively, in convertible notes to equity and the payment of 1.9 million shares and 3.6 million shares, respectively, related to the additional interest feature. See Note 3: Long-Term Debt and Other Arrangements to the Consolidated Financial Statements for additional discussion of the convertible debt and Novartis loan.

Segment Information

The Company has determined that, in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, it operates in one segment as it only reports operating results on an aggregate basis to the chief operating decision maker of the Company. The Company’s property and equipment is held entirely in the United States.

Foreign Operations Information

Revenues earned by the Company’s foreign operations are attributed to the following countries for each of the years ended December 31, 2008, 2007 and 2006 were as follows (in thousands):

	Year ended December 31,
	2008	2007	2006

United States	$56,467	$46,029	$26,642
Ireland	2,603	32,088	645
Bermuda	8,917	6,135	2,211
Total	$67,987	$84,252	$29,498

Recent Accounting Pronouncements

Fair Value Measurements

In October of 2008, the FASB issued FSP 157-3 Determining Fair Value of a Financial Asset in a Market That Is Not Active (FSP 157-3). FSP 157-3 clarified the application of SFAS No. 157 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The implementation of this standard did not have a material impact on the Company’s consolidated results of operations and financial condition.

Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development

In June of 2007, the Emerging Issues Task Force issued EITF Issue 07-03, “Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development” (“EITF 07-03”). EITF 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities. Under EITF 07-03, an entity would defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF 07-03 was effective for fiscal years beginning after December 15, 2007 and interim periods within those years. The adoption of EITF 07-03 did not have a material impact on the Company’s financial statements.

Accounting for Collaborative Agreements

In December of 2007, the EITF reached a consensus on EITF Issue 07-01, “Accounting for Collaborative Agreements” (“EITF 07-01”). EITF 07-01 defines collaborative arrangements and establishes reporting requirements for transactions between participants and third parties in a collaborative arrangement. EITF 07-01 prohibits companies from applying the equity method of accounting to activities performed outside a separate legal entity by a virtual joint venture. Instead, revenues and costs incurred with third parties in connection with the collaborative arrangement should be presented gross or net by the collaborators based on the criteria in EITF Issue 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, and other applicable accounting literature. The consensus should be applied to collaborative arrangements in existence at the date of adoption using a modified retrospective method that requires reclassification in all periods presented for those arrangements still in effect at the transition date, unless that application is impracticable. The consensus is effective for fiscal years beginning after December 15, 2008. The adoption of EITF 07-01 is not expected to have a material impact on the Company’s financial statements.

2.	Licensing and Collaborative Agreements

Licensing Agreements

XOMA has granted over 50 licenses to biotechnology and pharmaceutical companies for use of patented and proprietary technologies relating to bacterial expression of recombinant pharmaceutical products. XOMA, in exchange, receives license and other fees as well as access to these companies’ antibody display libraries, intellectual property and/or services that complement XOMA’s existing development capabilities and support the Company’s own antibody product development pipeline.

These agreements also generally provide releases of the licensee companies and their collaborators from claims under the XOMA patents arising from past activities using the companies’ respective technologies to the extent they also used XOMA’s antibody expression technology. Licensees are generally also allowed to use XOMA’s technology in combination with their own technology in future collaborations.

Collaborative Agreements

Total research and development expenses incurred related to the Company’s collaborative agreements were approximately $24.1 million, $20.4 million and $20.1 million in 2008, 2007 and 2006, respectively.

Genentech

In April of 1996, the Company entered into a collaboration agreement with Genentech for the development of RAPTIVA®. In March of 2003, it entered into amended agreements which called for XOMA to share in the development costs and to receive a 25% share of future U.S. operating profits and losses and a royalty on sales outside the United States. The amended agreements also called for Genentech to finance the Company’s share of development costs up until first FDA marketing approval via a convertible subordinated loan, and its share of pre-launch marketing and sales costs via an additional commercial loan facility. Under the loan agreement, upon FDA approval of the product, which occurred in October of 2003, the Company elected to pay $29.6 million of the development loan in convertible preference shares, which are convertible into approximately 3.8 million common shares at a price of $7.75 per common share. The commercial loan was repaid in cash in two installments in 2004.

In January of 2005, the Company announced a restructuring of its arrangement with Genentech on RAPTIVA®. Under the restructured arrangement, the Company is entitled to receive mid-single digit royalties on worldwide sales of RAPTIVA® in all indications. The previous cost and profit sharing arrangement for RAPTIVA® in the U.S. was discontinued and Genentech is responsible for all operating and development costs associated with the product. In addition, the Company’s remaining obligation under the development loan was extinguished.

In December of 1998, the Company licensed its bacterial cell expression technology to Genentech, which was utilized to develop LUCENTIS® for the treatment of neovascular (wet) age-related macular degeneration. The Company is entitled to receive a low single-digit royalty on worldwide sales of LUCENTIS®.

The Company recognizes RAPTIVA® and LUCENTIS® royalty revenue when the underlying sales occur. Total royalties recognized for the years ended December 31, 2008, 2007 and 2006 were $21.0 million, $16.7 million and $10.3 million, respectively.

UCB

In December of 1998, the Company licensed its bacterial cell expression technology to Celltech Therapeutics Ltd., now UCB, which utilized it in the development of CIMZIA® for the treatment of moderate-to-severe Crohn’s disease in adults who have not responded to conventional therapies. UCB announced in April of 2008 that CIMZIA® received FDA approval for the treatment of Crohn’s disease. CIMZIA® was approved in Switzerland for the treatment of Crohn’s disease in September of 2007. The Company is entitled to receive a low single-digit royalty on sales of CIMZIA® in the U.S. and Switzerland. The Company recognizes CIMZIA® royalty revenue upon receipt of a royalty statement, until such time that sufficient historical information is available to estimate royalty revenues or receivables in the period. During 2008, royalties received from sales of CIMZIA® were not material.

Novartis

In November of 2008, the Company restructured its product development collaboration with Novartis entered into in 2004 for the development and commercialization of antibody products for the treatment of cancer. Under the restructured agreement, the Company received $6.2 million in cash and $7.5 million in the form of debt reduction on its existing loan facility with Novartis. In addition, the Company may, in the future, receive milestones and double-digit royalty rates for certain product programs and options to develop or receive royalties on additional programs. In exchange, Novartis received control over certain programs under the original product development collaboration. The Company recognized revenue on the $13.7 million consideration received in November of 2008, as XOMA had completed the transfer of the full rights to and materials of the collaboration targets now controlled by Novartis. The Company will recognize revenue relating to the milestones when they are achieved and on the royalties when the underlying sales occur.

Under the original product development collaboration, XOMA received initial payments of $10.0 million in 2004, which was being recognized ratably over five years, the expected term of the agreement, as license and collaborative fees. In February of 2007, the Company announced the parties’ mutual exclusivity obligation to conduct antibody discovery, development and commercialization work in oncology had ended. The expiration of this mutual obligation had no impact on the existing collaboration projects which had reached the development stage and the parties continued to collaborate on a non-exclusive basis. The entire remaining unamortized balance of $4.3 million, at December 31, 2006, associated with the up-front collaboration fee of $10.0 million was recognized in 2007 due to the change in estimate from five years to three years.

A loan facility of up to $50.0 million was available to the Company to fund up to 75% of its share of development expenses incurred beginning in 2005. See Note 3: Long-Term Debt and Other Arrangements for additional discussion of the financing arrangement between XOMA and Novartis.

In December of 2008, the Company entered into a Manufacturing and Technology Transfer Agreement with Novartis, effective July 1, 2008. Under this agreement, XOMA has been engaged by Novartis to perform research and development, process development, manufacturing and technology transfer activities with respect to certain product programs under the original product development collaboration. The work performed under this agreement is fully funded by Novartis. The Company will recognize revenue on the research and development and other services as they are performed on a time and materials basis.

NIAID

In September of 2008, the Company announced that it had been awarded a $65 million multiple-year contract funded with federal funds from NIAID, a part of the NIH (Contract No. HHSN272200800028C), to continue development of drug candidates toward clinical trials in the treatment of botulism poisoning, a potentially deadly muscle paralyzing disease. The contract work is being performed on a cost plus fixed fee basis over a three-year period. The Company is recognizing revenue under the arrangement as the services are being performed on a proportional performance basis.

In July of 2006, the Company was awarded a $16.3 million contract, NIAID 2, to produce monoclonal antibodies for the treatment of botulism to protect United States citizens against the harmful effects of botulinum neurotoxins used in bioterrorism. The contract work is being performed on a cost plus fixed fee basis. The original contract was for a three-year period, however the contract has been extended into 2010. The Company is recognizing revenue as the services are being performed on a proportional performance basis. In 2008, the NIH completed an audit of XOMA’s 2007 actual data and developed billing rates for the period from January of 2007 to June of 2009 to be used for all of the Company’s government contracts. As a result, XOMA retroactively applied these NIH rates to the invoices from 2007 through the third quarter of 2008 resulting in an adjustment to decrease revenue by $2.7 million. The Company will apply the $2.7 million to future billing to the NIH for the services performed. Refer to the Use of Estimates and Reclassification section above for more detail. As of December 31, 2008, $1.8 million of the $2.7 million credit remains to be applied to future services.

In March of 2005, the Company was awarded a $15.0 million contract from NIAID to develop three anti-botulinum neurotoxin monoclonal antibody therapeutics. The contract work was performed over an 18-month period and was 100% funded with federal funds from NIAID under Contract No. HHSN266200500004C. The Company recognized revenue over the life of the contract as the services were performed on a proportional performance basis, and, as per the terms of the contract, a 10% retention on all revenue was deferred and classified as a receivable until final acceptance of the contract which was achieved in October of 2006.

Schering-Plough

In May of 2006, the Company entered into a collaboration agreement with the SPRI division of Schering-Plough Corporation for therapeutic monoclonal antibody discovery and development. Under the agreement, SPRI will make up-front, annual maintenance and milestone payments to the Company, fund the Company’s research and development and manufacturing activities related to the agreement and pay the Company royalties on sales of products resulting from the collaboration. During the collaboration, the Company will discover therapeutic antibodies against one or more targets selected by SPRI, use the Company’s proprietary Human Engineering™ technology to humanize antibody candidates generated by hybridoma techniques, perform preclinical studies to support regulatory filings, develop cell lines and production processes and produce antibodies for initial clinical trials. The Company will recognize revenue on the up-front payments on a straight-line basis over the expected term of each target antibody discovery, on the research and development and manufacturing services as they are performed on a time and materials basis, on the maintenance fees when they are due, on the milestones when they are achieved and on the royalties when the underlying sales occur.

Schering-Plough/AVEO

In April of 2006, XOMA entered into an agreement with AVEO Pharmaceuticals, Inc (“AVEO”) to utilize XOMA’s Human Engineering™ technology to humanize AV-299 under which AVEO paid XOMA an up-front license fee and development milestones. Under this agreement XOMA created four Human Engineering™ versions of the original AV-299, all of which met design goals and from which AVEO selected one as its lead development candidate.

In September of 2006, as a result of the successful humanization of AV-299, XOMA entered into a second agreement with AVEO to manufacture and supply AV-299 in support of early clinical trials. Under the agreement, XOMA created AV-299 production cell lines, conducted process and assay development and performed Good Manufacturing Practices (“cGMP”) manufacturing activities. AVEO retains all development and commercialization rights to AV-299 and is responsible to pay the Company annual maintenance fees, additional development milestones and royalties if certain targets are met in the future. The Company will recognize revenue on the research and development and manufacturing services as they are performed on a time and materials basis, on the maintenance fees when they are due, on the milestones when they are achieved and on the royalties when the underlying sales occur.

In April of 2007, Schering-Plough Corporation, acting through its SPRI division, entered into a research, development and license agreement with AVEO concerning AV-299 and other anti-HGF molecules. In connection with the aforementioned license agreement, AVEO has assigned its entire right, title and interest in, to and under its manufacturing agreement with XOMA to SPRI.

Takeda

In November of 2006, the Company entered into a collaboration agreement with Takeda for therapeutic monoclonal antibody discovery and development. Under the agreement, Takeda will make up-front, annual maintenance and milestone payments to the Company, fund its research and development and manufacturing activities for preclinical and early clinical supplies and pay royalties on sales of products resulting from the collaboration. Takeda will be responsible for clinical trials and commercialization of drugs after an Investigational New Drug Application (“IND”) submission and is granted the right to manufacture once the product enters into Phase 2 clinical trials. During the collaboration, the Company will discover therapeutic antibodies against multiple targets selected by Takeda. The Company will recognize revenue on the up-front payments on a straight-line basis over the expected term of each target antibody discovery, on the research and development and manufacturing services as they are performed on a time and materials basis, on the maintenance fees when they are due, on the milestones when they are achieved and on the royalties when the underlying sales occur.

Pfizer

In August of 2007, XOMA entered into a license agreement with Pfizer Inc. (“Pfizer”) for non-exclusive, worldwide rights for XOMA’s patented bacterial cell expression technology for research (including phage display), development and manufacturing of antibody products. Under the terms of the agreement, XOMA received a license fee payment of $30.0 million in 2007 and milestone payments of $0.7 million, including $0.5 million for the initiation of a Phase 3 clinical trial in 2008. We may receive milestones (licensee achievement based), royalty and other fees on future sales of all products subject to this license, including products currently in late-stage clinical development. The Company has no further obligations under the license agreement and accordingly, the $30.0 million was recorded as license fee revenue in the accompanying statement of operations for the year ended December 31, 2007.

Other

In July of 2007, the Company reached an agreement with a major collaborator to resolve its liability for material cost charges incurred pursuant to the collaboration arrangement. As a result, the Company reduced its research and development costs by $2.8 million included in the statement of operations for the year ended December 31, 2007. Additionally, as of September 30, 2007, the Company eliminated an approximate $1.8 million liability carried on the balance sheet since December 31, 2006 and established a collaboration receivable balance of $1.0 million for the remaining balance related to the material cost charges liability resolution, which was collected prior to December 31, 2007.

3.	Long-Term Debt and Other Arrangements

As of December 31, 2008, the Company had long-term debt of $63.3 million, including $50.4 million outstanding under the new Goldman Sachs term loan and $12.9 million outstanding under the Novartis note. In 2008, XOMA incurred interest expense of $7.7 million, including $5.1 million related to borrowings under the Goldman Sachs term loan and $1.2 million related to borrowings under the Novartis note, and amortization of debt issuance costs of $1.4 million related to the Goldman Sachs term loan.

As of December 31, 2007, the Company had long-term debt of $50.9 million, including $30.3 million outstanding from the original Goldman Sachs term loan and $20.6 million outstanding from the Novartis note. In 2007, XOMA incurred interest expense of $11.6 million, including $3.8 million related to the Goldman Sachs term loan, $1.3 million related the Novartis note and $6.5 million related to the convertible debt. In 2007, XOMA also recognized amortization of debt issuance costs of $0.3 million related to the Goldman Sachs term loan.

Goldman Sachs Term Loan

In November of 2006, the Company entered into a five-year, $35.0 million term loan facility (“the original facility”) with Goldman Sachs and borrowed the full amount thereunder. Indebtedness under the original facility incurred interest at an annual rate equal to six-month LIBOR plus 5.25%, and was secured by all rights to receive payments due to the Company relating to RAPTIVA®, LUCENTIS® and CIMZIA®.

In May of 2008, the Company entered into a five-year, $55.0 million amended and restated term loan facility with Goldman Sachs (the “new facility”) refinancing the original facility and borrowed the full amount thereunder. Indebtedness under the new facility bears interest at an annual rate equal to the greater of (x) six-month LIBOR or (y) 3.0%, plus 8.5% and is subject to reset on April 1 and October 1 of each year. As of December 31, 2008, the interest rate was 12.3%. The debt is secured by all rights to receive payments due to the Company relating to RAPTIVA®, LUCENTIS® and CIMZIA®. Payments received by the Company in respect of these payment rights, in addition to a standing reserve equal to the next semi-annual interest payment, are held in a custodial account which is classified as restricted cash. This cash account and the interest earned thereon can be used solely for the payment of the semi-annual interest amounts due on April 1 and October 1 of each year and, at that time, amounts in excess of the interest reserve requirement may be used to pay down principal or be distributed back to the Company, at the discretion of Goldman Sachs. The Company may prepay indebtedness under the facility at any time, subject to certain prepayment premiums if prepaid during the first four years.

The Company is required to comply with certain covenants including a ratio of royalties collected to interest payable and a requirement that quarterly U.S. and outside-the-U.S. sales of RAPTIVA® and LUCENTIS® exceed certain specified minimum levels and XOMA was in compliance with these covenants as of December 31, 2008. The Company’s ability to comply with these covenants is dependent on continued sales by Genentech, UCB and their partners of these products at adequate levels, and any significant reduction in such sales could cause the Company to violate or be in default under these provisions, which could result in acceleration of the Company’s obligation to repay this debt, as discussed in Note 1 to the consolidated financial statements.

Proceeds from the new facility were used to pay the outstanding principal and accrued interest under the original facility, certain fees and expenses in connection with the new facility and for general corporate purposes. At December 31, 2008, the outstanding principal balance under the new facility totaled $50.4 million and the related balance in restricted cash was $8.6 million. Debt issuance costs under the new facility of $2.0 million are being amortized on a straight-line basis over the five-year life of the loan and are disclosed as current and long-term debt issuance costs on the balance sheet. Unamortized debt issuance costs under the original facility were expensed upon payment of the underlying loan facility.

Novartis Note

In May of 2005, the Company executed a secured note agreement with Novartis. Under the note agreement, Novartis agreed to make semi-annual loans to the Company to fund up to 75% of the Company’s research and development and commercialization costs under the collaboration arrangement, not to exceed $50.0 million in aggregate principal amount. Any unpaid principal amount together with accrued and unpaid interest was due and payable in full on June 21, 2015, the tenth anniversary date of the advance date on which the first loan was made. Interest on the unpaid balance of the principal amount of each loan accrues at six-month LIBOR plus 2%, which was equal to 3.85% at December 31, 2008, and is payable semi-annually in June and December of each year. Additionally, the interest rate resets in June and December of each year. At the Company’s election, the semi-annual interest payments can be added to the outstanding principal amount, in lieu of a cash payment, as long as the aggregate principal amount does not exceed $50.0 million. The Company has made this election for each interest payment thus far. Loans under the note agreement are secured by the Company’s interest in its collaboration with Novartis, including any payments owed to the Company thereunder.

In November of 2008, the Company restructured its product development collaboration with Novartis. Under the restructured agreement (see Note 2: Novartis for further detail), the Company’s existing debt was reduced by $7.5 million. In addition, the Company made an additional principal repayment on its Novartis note of $1.4 million in November of 2008. Pursuant to this restructuring, no additional borrowings will be made by XOMA on the Novartis note.

At December 31, 2008, the outstanding principal balance under this note agreement totaled $12.9 million.

Convertible Senior Notes

In February of 2006, the Company completed an exchange offer with holders of its 6.5% convertible senior notes due 2012 in which the Company exchanged $60.0 million aggregate principal amount of its new 6.5% Convertible SNAPsSM due 2012 (the “New

Notes”) for all $60.0 million aggregate principal amount of its then outstanding convertible senior notes due 2012. The Company also issued an additional $12.0 million of New Notes to the public for cash at a public offering price of 104% of principal, or $12.5 million. The New Notes were initially convertible into approximately 38.4 million common shares at a conversion rate of 533.4756 of common shares per $1,000 principal amount of New Notes, which is equivalent to a conversion price of approximately $1.87 per common share.

The Company separately accounted for the additional interest payment feature of the New Notes as an embedded derivative instrument, which was measured at fair value and classified on the balance sheet with the convertible debt. Changes in the fair value of the embedded derivative were recognized in earnings as a component of other income (expense). The initial fair value of the derivative was subtracted from the carrying value of the debt, reflected as a debt discount, which was amortized as interest expense using the effective interest method through the date the notes were scheduled to mature, and separately reported as a derivative liability.

The additional New Notes were issued to the initial purchasers for net proceeds of $11.8 million. Debt issuance costs related to the New Notes of approximately $0.7 million were being amortized on a straight-line basis over the original 72-month life of the notes. Additional debt issuance costs of $2.0 million, related to the modification of the existing debt, were expensed as incurred with $1.1 million and $0.9 million expensed during the quarters ended March 31, 2006 and December 31, 2005, respectively.

At the time of note conversion, unamortized discount, premium and debt issuance costs related to the converted notes were charged to shareholders’ equity.

During the first quarter of 2007, $42.0 million of New Notes were voluntarily converted by holders through March 7, 2007, at which time the Company announced that it had elected to automatically convert all of the remaining $2.5 million of New Notes outstanding. As a result, during the first quarter of 2007, 25,640,187 of common shares were issued to effect the conversion of the principal balances. Additionally, the Company issued 1,889,317 shares and $5.2 million in cash to satisfy the remaining additional interest payment feature related to these converted New Notes. The Company recorded a $6.1 million charge to interest expense as a result of the revaluation of the embedded derivative related to the additional interest feature of the convertible notes.

For the year ended December 31, 2006, $27.5 million of New Notes were converted into 18,262,264 common shares including 3,602,879 shares related to the additional interest payment feature of the notes. As of December 31, 2006, the Company elected to pay all additional interest owed in common shares. The Company recorded a $6.9 million charge to interest expense during the year ended December 31, 2006, as a result of an increase in the fair value of the embedded derivative on its convertible debt including $4.8 million related to the additional interest feature of the converted notes.

For the years ended December 31, 2007 and 2006, the Company incurred $0.2 million and $3.4 million, respectively, in interest expense on its convertible debt. Interest expense was payable on a semi-annual basis. Additionally, the Company amortized a net of $0.1 million and $1.0 million in debt issuance costs, premium and discount for the year ended December 31, 2007 and 2006.

4.	Share Capital

Common Shares

As of December 31, 2008, the Company had the authority to issue 210,000,000 common shares with a par value of $0.0005 per share of which 140,467,529 were outstanding.

Preference Shares

As of December 31, 2008, the Company has the authority to issue 1,000,000 preference shares with a par value of $0.05 per share. Of these, 210,000 preference shares have been designated Series A Preference Shares and 8,000 preference shares have been designated Series B Preference Shares.

•	Series A: As of December 31, 2008, the Company has authorized 210,000 Series A Preference Shares of which none were outstanding at December 31, 2008 or 2007. Refer to Shareholder Rights Plan below.

•
Series B: As of December 31, 2008, the Company has authorized 8,000 Series B Preference Shares. In December of 2003, the Company issued 2,959 of the Series B preference shares to Genentech in repayment of $29.6 million of the outstanding balance under the convertible subordinated debt agreement. Pursuant to the rights of the Series B preference shares, the holders of Series B preference shares will not be entitled to receive any dividends on the Series B preference shares. The Series B preference shares will rank senior with respect to rights on liquidation, winding-up and dissolution of XOMA to all classes of common shares. Upon any voluntary or involuntary liquidation, dissolution or winding-up of XOMA, holders of Series B preference shares will be entitled to receive $10,000 per share of Series B preference shares before any distribution is made on the common shares. The holder of the Series B preference shares has no voting rights, except as required under Bermuda law.

The holder of Series B preference shares has the right to convert Series B preference shares into common shares at a conversion price equal to $7.75 per common share, subject to adjustment in certain circumstances. Accordingly, the 2,959 issued Series B preference shares are convertible into 3,818,395 common shares.

The Series B preference shares will be automatically converted into common shares at their then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder. The Company will have the right, at any time and from time to time, to redeem any or all Series B preference shares for cash in an amount equal to the conversion price multiplied by the number of common shares into which each such share of Series B preference shares would then be convertible.

Incentive Compensation Plans

The Board of Directors established a Management Incentive Compensation Plan (“MICP”) effective July 1, 1993, in which management employees (other than the Chief Executive Officer), as well as certain additional discretionary participants chosen by the Chief Executive Officer, are eligible to participate. The Chief Executive Officer is covered under a CEO Incentive Compensation Plan (“CICP”) which was established by the Board of Directors effective January 1, 2004. Employees that do not qualify under the MICP or CICP are covered under the Bonus Compensation Plan (“BCP”) effective January 1, 2007.

As of January 1, 2007, awards earned under the MICP, CICP and BCP are payable in cash during the first quarter of the following fiscal year so long as the participant remains an employee of the Company. Awards earned under the MICP prior to 2004 vested over a three-year period with 50% of each award payable during the first quarter of the following fiscal year and 25% payable on each of the next two annual distribution dates, so long as the participant remained an employee of the Company. The 50% on the first distribution date was payable half in cash and half in common shares. The balance on the next two annual distribution dates was payable, at the election of the participant, all in cash, all in common shares or half in cash and half in common shares or, for elections not made in a timely manner, all in common shares. The final payout under this plan occurred in 2006.

In October of 2007, the Board of Directors approved amendments to the incentive plans eliminating the requirement for bonus awards to be paid partially in shares. Beginning with awards related to the year ended December 31, 2007, the bonus awards are paid entirely in cash. The number of common shares issued pursuant to awards made for the year ended December 31, 2006 was 177,180, and these shares were reserved under the Restricted Plan (as defined below).

The amounts charged to expense under the incentive plans were zero, $4.0 million and $1.9 million for the plan years 2008, 2007 and 2006, respectively. In the fourth quarter of 2008, the Company decided that it would not pay bonuses for 2008. As of December 31, 2008, no amounts were accrued related to these plans.

Employee Share Purchase Plan

In 1998, the Company’s shareholders approved the 1998 Employee Share Purchase Plan which provides employees of the Company the opportunity to purchase common shares through payroll deductions. Up to 1,500,000 common shares are authorized for issuance under the Share Purchase Plan. An employee may elect to have payroll deductions made under the Share Purchase Plan for the purchase of common shares in an amount not to exceed 15% of the employee’s compensation.

Prior to December 31, 2004, the purchase price per common share was either (i) an amount equal to 85% of the fair market value of a common share on the first day of a 24-month offering period or on the last day of such offering period, whichever was lower, or (ii) such higher price as may be set by the Compensation Committee of the Board at the beginning of such offering period.

Effective January 1, 2005, the plan was amended to reduce future offering periods to three months and to change the purchase price per common share to 95% of the closing price of XOMA shares on the exercise date.

In 2008, 2007, and 2006, employees purchased 195,403, 83,338 and 234,535 common shares, respectively, under the Share Purchase Plan. Net payroll deductions under the Share Purchase Plan totaled $0.3 million, $0.3 million and $0.4 million for 2008, 2007 and 2006, respectively.

Shareholder Rights Plan

On February 26, 2003, the Company’s Board of Directors unanimously adopted a Shareholder Rights Plan (“Rights Plan”), which is designed to extend the provisions of a similar rights plan originally adopted in October of 1993. Under the Rights Plan, Preference Share Purchase Rights (“Rights”) are authorized and granted at the rate of one Right for each outstanding common share. Each Right entitles the registered holder of common shares to buy a fraction of a share of the new series of Preference Shares (“Series A Preference Shares”) at an exercise price of $30.00, subject to adjustment. The Rights will be exercisable and will detach from the common share, only if a person or group acquires 20 percent or more of the common shares, announces a tender or exchange offer that if consummated will result in a person or group beneficially owning 20 percent or more of the common shares or if the Board of Directors declares a person or group owning 10 percent or more of the outstanding common shares to be an Adverse Person (as defined in the Rights Plan). Once exercisable, each Right will entitle the holder (other than the acquiring person) to purchase units of Series A Preference Share (or, in certain circumstances, common shares of the acquiring person) with a value of twice the Rights exercise price. The Company will generally be entitled to redeem the Rights at $0.001 per Right at any time until the close of business on the tenth day after the Rights become exercisable. The Rights will expire at the close of business on February 26, 2013.

Shares Reserved for Future Issuance

The Company has reserved common shares for future issuance as of December 31, 2008, as follows:

Share option plans	24,222,336
Convertible preference shares	3,818,395
Employee share purchase plan	276,813
Total	28,317,544

Share Options

At December 31, 2008, the Company had share-based compensation plans, as described below. The aggregate number of common shares that may be issued under these plans is 28,065,000 shares.

In October of 2007, the Board of Directors (the “Board”) approved a company-wide grant of options to purchase common shares. The purpose of the grant was to improve the level of employee ownership in the business by using existing share-based option plans to bring the Company in line with competitive industry levels. Of the total 6,635,000 options granted, 5,185,000 options were made subject to shareholder approval of a commensurate increase in the number of shares available for the grant of options under the Company’s existing share option plans. In addition, all options granted in February of 2008 as part of the Company’s annual compensation plan were subject to the aforementioned shareholder approval. As of December 31, 2007, the 5,185,000 shares from October of 2007 were not included in any of the options outstanding disclosures, options granted disclosures, or share-based compensation expense as they were not deemed granted for accounting purposes until shareholder approval was obtained in May of 2008.

In May of 2008, the shareholders approved the increase in the number of shares available for issuance under the Company’s existing share option plans. Upon shareholder approval, the Company recognized share-based compensation expense for the remaining 5,185,000 share options granted in October of 2007 and the company-wide grant of 3,521,300 share options from February of 2008.

These shares vest according to the Company’s standard four-year vesting schedule which provides for 25% cliff vesting on the first year anniversary of the legal date of grant and monthly vesting of the remaining 75% of shares over the next three years. For accounting purposes, the expense related to the cliff vesting feature will be recognized from May of 2008 through the first corresponding anniversary of the legal grant date.

Share Option Plan

Under the Company’s amended 1981 Share Option Plan (“Option Plan”) the Company grants qualified and non-qualified share options to employees and other individuals, as determined by the Board of Directors, at exercise prices of not less than the fair market value of the Company’s common shares on the date of grant. Options granted under the Option Plan may be exercised when vested and generally expire ten years from the date of the grant or three months from the date of termination of employment (longer in case of death or certain retirements). Options granted generally vest over four years and certain options may fully vest upon a change of control of the Company. The Option Plan will terminate on November 15, 2011.

Up to 25,600,000 shares are authorized for issuance under the Option Plan. As of December 31, 2008, options covering 18,798,499 common shares were outstanding under the Option Plan.

Restricted Share Plan

The Company also has a Restricted Share Plan (“Restricted Plan”) which provides for the issuance of options or grants of common shares to certain employees and other individuals as determined by the Board of Directors at fair market value of the common shares on the grant date. Prior to 2005, options or shares could be granted at not less than 85% of fair market value of the common shares on the grant date. Each option issued under the Restricted Plan will be a non-statutory share option under federal tax laws and will have a term not in excess of ten years from the grant date or three months from the date of termination of employment (longer in the case of death or certain retirements). Options granted generally vest over four years and certain options may fully vest upon a change of control of the Company. The Restricted Plan will terminate on November 15, 2011.

Up to 2,750,000 shares are authorized for issuance under the Restricted Plan, subject to the condition that not more than 25,600,000 shares are authorized under both the Option Plan and the Restricted Plan. As of December 31, 2008, options covering 1,655,566 common shares were outstanding under the Restricted Plan.

Directors Share Option Plan and Other Options

In 1992, the shareholders approved a Directors Share Option Plan (“Directors Plan”) which provides for the issuance of options to purchase common shares to non-employee directors of the Company at 100% of the fair market value of the shares on the date of the grant. Up to 1,350,000 shares are authorized for issuance during the term of the Directors Plan. Options generally vest on the date of grant and have a term of up to ten years. As of December 31, 2008, options for 999,500 common shares were outstanding under the Directors Plan.

In addition, in July of 2002, the Company granted a non-qualified fully-vested option to a director to purchase 15,000 common shares at 100% of the fair market value of the shares on the date of grant, which will expire in ten years. This option was not issued as part of the Directors Plan.

In August of 2007, the Company granted a non-qualified option to Steven B. Engle, CEO, to purchase 1,100,000 common shares at 100% of the fair market value of the shares on the date of grant. The option is subject to the Company’s typical four-year vesting schedule and will expire 10 years from the date of issuance. The option was not issued as part of the Company’s Option Plan or the Restricted Plan.

Share Option Plans Summary

A summary of the status of the all of Company’s share option plans as of December 31, 2008, 2007 and 2006, and changes during years ended on those dates is presented below:

	2008		2007		2006
Options:	Shares	Price*	Shares	Price*	Shares	Price*
Outstanding at beginning of year	11,108,120	$3.66	6,229,864	$4.22	5,422,096	$4.96
Granted
(1)	—	—	—	—	—	—
(2)	2,784,750	1.59	5,545,850	2.95	1,480,300	1.70
(3)	8,691,000	3.28	500,000	5.00	—	—
Exercised	(85,740)	1.54	(252,920)	1.60	(3,733)	1.41
Forfeited, expired or cancelled (4)	(2,687,947)	3.46	(914,674)	4.50	(668,799)	4.68
Outstanding at end of year	19,810,183	3.24	11,108,120	3.66	6,229,864	4.22
Exercisable at end of year	8,575,803		5,261,399		4,245,736
Weighted average fair value of options granted
(1)		—		—		—
(2)		$0.94		$1.80		$1.16
(3)		$0.99		$0.89		—

*	Weighted-average exercise price:

(1)	Option price less than market price on date of grant as provided for in the Restricted Share Plan.

(2)	Option price equal to market price on date of grant.

(3)	Option price greater than market price on date of grant.

(4)	The Company adjusts for forfeitures as they occur.

The following table summarizes information about share options outstanding at December 31, 2008:

Range of Exercise Prices	Options Outstanding			Options Exercisable
	Number	Life*	Price**	Number	Price**
$0.62 – $1.58	2,290,895	8.56	$1.14	716,459	$1.39
1.64 – 2.11	1,793,869	7.04	1.85	1,029,135	1.78
2.12 – 2.17	2,293,750	8.56	2.17	873,085	2.17
2.18 – 2.70	161,812	7.19	2.46	41,342	2.44
2.71 – 2.71	3,437,700	8.31	2.71	419,500	2.71
2.79 – 3.56	2,106,820	5.55	3.38	1,443,790	3.38
3.58 – 3.65	56,703	0.40	3.63	53,162	3.62
3.67 – 3.67	5,250,084	8.28	3.67	1,580,780	3.67
3.84 – 9.75	2,017,550	4.40	6.32	2,017,550	6.32
9.99 – 12.99	401,000	2.78	10.42	401,000	10.42
$0.62 – $12.99	19,810,183	7.41	3.24	8,575,803	3.94
Options vested and expected to vest	17,420,515		3.31

*	Weighted-average remaining contractual life

**	Weighted-average exercise price

The weighted average remaining contractual term of outstanding share options at December 31, 2008, was 7.4 years and the aggregate intrinsic value was zero. The weighted average remaining contractual term of exercisable share options at December 31, 2008, was 6.1 years and the aggregate intrinsic value was zero.

Equity Line of Credit

On October 21, 2008, the Company entered into a common share purchase agreement (the “Purchase Agreement”) with Azimuth Opportunity Ltd. (“Azimuth”), pursuant to which it obtained a committed equity line of credit facility (the “Facility”) under which the Company may sell up to $60 million of its registered common shares to Azimuth over a 24-month period, subject to certain conditions and limitations. XOMA is not obligated to utilize any of the $60 million Facility and remains free to enter other financing transactions. Pursuant to the terms of the Purchase Agreement, the Company determines, in its sole discretion, the timing, dollar amount and floor price per share of each draw down under the Facility, subject to certain conditions and limitations. The number and price of shares sold in each draw down are determined by a contractual formula designed to approximate fair market value, less a discount which may range from 2.65% to 6.65%. If the daily volume weighted average price of the Company’s common shares falls below a threshold price of $1.00 on any trading day during a draw down period, Azimuth will not be required to purchase the pro-rata portion of common shares allocated to that day. However, at its election, Azimuth may buy the pro-rata portion of shares allocated to that day at the threshold price less a negotiated discount. The Purchase Agreement also provides that from time to time and in its sole discretion, the Company may grant Azimuth the right to exercise one or more options to purchase additional common shares during each draw down pricing period for the amount of shares based upon the maximum option dollar amount and the option threshold price specified by the Company. Shares under the Facility are sold pursuant to a prospectus which forms a part of a registration statement declared effective by the Securities and Exchange Commission on May 29, 2008. From the inception of the Facility through December 31, 2008, the Company sold 7,932,432 common shares under the Facility for aggregate gross proceeds of $7.5 million, and $52.5 million remains available under the Facility at year end. This includes the sale of 4.0 million shares under the Facility in December of 2008 that Azimuth agreed to purchase notwithstanding that the relevant volume weighted average prices were under the threshold price of $1.00. Under the terms of the Purchase Agreement, the Company negotiated a discount rate of 8.86% for this draw down. Prior to the successful conclusion of negotiations, Azimuth was not obligated to purchase these shares. Offering expenses incurred through December 31, 2008 related to this Facility were $0.3 million.

Warrants

In July of 2008, the remaining 125,000 warrants issued to Incyte Corporation expired. These warrants, to purchase common shares at $6.00 per share, were issued in July of 1998 as partial payment of license fees. As of December 31, 2007, there were 125,000 of these warrants outstanding.

5.	Commitments and Contingencies

Collaborative Agreements, Royalties and Milestone Payments

The Company is obligated to pay royalties, ranging generally from 1.5% to 5% of the selling price of the licensed component and up to 40% of any sublicense fees to various universities and other research institutions based on future sales or licensing of products that incorporate certain products and technologies developed by those institutions.

In addition, the Company has committed to make potential future “milestone” payments to third parties as part of licensing and development programs. Payments under these agreements become due and payable only upon the achievement of certain developmental, regulatory and/or commercial milestones. Because it is uncertain if and when these milestones will be achieved, such contingencies, aggregating up to $79.0 million have not been recorded on the consolidated balance sheet. The Company is unable to determine precisely when and if payment obligations under the agreements will become due as these obligations are based on milestone events, the achievement of which is subject to a significant number of risks and uncertainties.

Purchase Obligations

In September of 2007, XOMA entered into a five-year purchase agreement for custom cell culture medium for use in research and development activities. Under the terms of the agreement, the Company is obligated to meet certain purchase commitments of approximately $0.1 million per year over the next five years. These amounts were met for the years ended December 31, 2008 and 2007 and are not included in the Consolidated Balance Sheet.

Leases

As of December 31, 2008, the Company leased administrative, research facilities, and office equipment under operating leases expiring on various dates through May of 2014.

Future minimum lease commitments are as follows (in thousands):

Operating Leases
2009	4,041
2010	4,162
2011	4,171
2012	3,946
2013	2,300
Thereafter	617
Minimum lease payments	$19,237

Total rental expense was approximately $4.1 million, $3.6 million and $3.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. Rental expense based on leases allowing for escalated rent payments are recognized on a straight-line basis. The Company is required to restore certain of its leased property to certain conditions in place at the time of lease. The Company believes these costs would not be material to its operations.

Legal Proceedings

In September of 2004, XOMA (US) LLC entered into a collaboration with Aphton for the treatment of gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal antibodies. In May of 2006, Aphton filed for bankruptcy protection under Chapter 11, Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, No. 06-10510 (CSS). XOMA (US) LLC filed a proof of claim in the proceeding, as an unsecured creditor of Aphton, for approximately $594,000. Aphton and the Official Committee of Unsecured Creditors filed a Proposed Plan of Reorganization that would result in a liquidation of Aphton. The creditors have voted in favor of the plan, and the bankruptcy court has confirmed it. It is not presently known what, if any, distributions will be made to holders of unsecured claims. There were no developments material to XOMA in the United States Bankruptcy Court proceedings involving Aphton during the year ended December 31, 2008.

6.	Income Taxes

The Company recognized $0.4 million in income tax benefit in 2008 relating to refundable credits. There was no income tax expense for 2007 and 2006.

The significant components of net deferred tax assets as of December 31, 2008 and 2007 are as follows (in millions):

	December 31,
	2008	2007

Capitalized research and development expenses	$79.6	$80.3
Net operating loss carryforwards	103.5	93.6
Research and development and other credit carryforwards	20.6	21.2
Other	11.0	10.5
Total deferred tax assets	214.7	205.6
Valuation allowance	(214.7)	(205.6)
Net deferred tax assets	$—	$—

The net increase in the valuation allowance was $9.1 million, $42.3 million and $5.9 million for the years ended December 31, 2008, 2007 and 2006, respectively. Approximately $13.1 million and $23.1 million in unutilized federal net operating loss carryforwards expired in 2008 and 2007, respectively. An additional $10.9 million in California net operating loss carryforwards expired unutilized in 2008.

SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance and carryback potential, the Company has determined that total deferred tax assets should be fully offset by a valuation allowance.

XOMA’s accumulated federal, state, and foreign tax net operating loss carryforwards and credit carryforwards as of December 31, 2008, are as follows:

	Amounts (in millions)	Expiration Dates
Federal
NOLs	$159.5	2009 – 2028
Credits	10.5	2009 – 2028
State
NOLs	132.5	2014 – 2029
Credits	15.0	Do not expire
Foreign
NOLs	332.0	Do not expire

The Company’s activities in Ireland and the adoption of FIN 48 in 2007 have allowed it to record previously unrecorded net operating losses related to its Irish subsidiary. The availability of the Company’s net operating loss and tax credit carryforwards may be subject to substantial limitation if it should be determined that there has been a change in ownership of more than 50% of the value of the Company’s shares over a three-year period.

On January 1, 2007 the Company adopted FIN 48 which clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 did not have a material impact on the Company.

The Company files income tax returns in the U.S. federal jurisdiction, state of California and Ireland. The Company’s federal income tax returns for tax years 2005 and beyond remain subject to examination by the Internal Revenue Service. The Company’s California and Irish income tax returns of the tax years 2004 and beyond remain subject to examination by the Franchise Tax Board and Irish Revenue Commissioner. In addition, all of the net operating losses and research and development credit carryforwards that may be used in future years are still subject to adjustment.

The Company did not have unrecognized tax benefits as of December 31, 2008 and does not expect this to change significantly over the next twelve months. In connection with the adoption of FIN 48, the Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2008, the Company has not accrued interest or penalties related to uncertain tax positions.

7.	Related Party Transactions

Related party transactions during the years ended December 31, 2008 and 2007 consisted of relocation loans to two employees. The final balance of these loans was forgiven in November of 2008. The initial loans of $70,000 and $150,000 were granted in 2001 and 2004, respectively, and were forgiven, along with related interest, over five and two-thirds and four years, respectively, contingent on the employees continued employment with the Company. Total related party balances as of December 31, 2008 and 2007 were zero and $38,000, respectively.

8.	Deferred Savings Plan

Under section 401(k) of the Internal Revenue Code of 1986, the Board of Directors adopted, effective June 1, 1987, a tax-qualified deferred compensation plan for employees of the Company. Participants may make contributions which defer up to 50% of their eligible compensation per payroll period, up to a maximum for 2008 of $15,500 (or $20,500 for employees over 50 years of age). The Company may, at its sole discretion, make contributions each plan year, in cash or in the Company’s common shares, in amounts which match up to 50% of the salary deferred by the participants. The expense related to these contributions was $1.1 million, $1.0 million and $0.8 million for the years ended December 31, 2008, 2007 and 2006, respectively, and 100% was paid in common shares in each year.

9.	Subsequent Events

Workforce Reduction

In January of 2009, the Company announced a workforce reduction of approximately 42 percent, or 144 employees, a majority of which were employed in manufacturing and related support functions. A charge of approximately $3 million is expected to be recorded in the first quarter of 2009 for severance and other costs related to the workforce reduction. As a result, the Company is temporarily suspending operations in four of its leased buildings. The Company’s leases on these four buildings expire in the period from 2011 to 2014 and total minimum lease payments due from January of 2009 until expiration of the leases are $7.2 million. In addition, the net book value of fixed assets relating to these four buildings is approximately $12.5 million as of December 31, 2008, and will be subject to impairment review. The Company is currently evaluating its options as to the future use of these leased spaces.

Expansion of Collaboration with Takeda

In February of 2009, XOMA expanded its existing collaboration with Takeda to provide Takeda with access to multiple antibody technologies, including a suite of research and development technologies and integrated information and data management systems. The Company received a $29.0 million expansion fee, of which $23.2 million was received in cash in February of 2009 and the remainder was withheld for payment to the Japanese taxing authority. In addition, the Company expects to pay approximately $1.5 million of additional expenses to Takeda related to the agreement.

10.	Subsequent Events- Debt Repayment and Financings in 2009

Repayment of Goldman Sachs Term Loan

In September of 2009, the Company fully repaid its term loan facility with Goldman Sachs. In 2009 prior to such repayment, the Company was not in compliance with the requirements of the relevant provisions of this loan facility, due to the cessation of royalties from sales of RAPTIVA® related to its market withdrawal in the first half of 2009. Repayment of this loan facility discharged all of the Company’s obligations to the lenders.

Sale of LUCENTIS® Royalty Stream

In the third quarter of 2009, the Company sold the LUCENTIS® royalty stream to Genentech for $25.0 million and will not receive any further royalties on sales of LUCENTIS®.

Registered Direct Financings and Other Financings

In the second quarter of 2009, the Company raised approximately $22.0 million, before deducting placement agent fees and estimated offering expenses of approximately $1.6 million, in two separate registered direct offerings. Certain institutional investors purchased 22.2 million units, with each unit consisting of one of the Company’s common shares and a warrant to purchase 0.5 of a common share. The warrants represent the right to acquire an aggregate of up to 11.1 million common shares.

In addition, the Company sold approximately 34.3 million common shares to Azimuth for approximately $26.4 million, before deducting placement agent fees and estimated offering expenses of approximately $0.4 million.

11.	Quarterly Financial Information (unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2008 and 2007.

	Consolidated Statements of Operations
	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share amounts)
2008
Total revenues (1)	$12,057	$11,116	$7,894	$36,920
Total operating costs and expenses (2)	25,083	29,907	26,438	25,293
Other expense, net	(1,149)	(1,899)	(1,818)	(2,028)
Net income (loss)	(14,175)	(20,690)	(20,362)	9,982
Basic and diluted net income (loss) per common share	$(0.11)	$(0.16)	$(0.15)	$0.07
2007
Total revenues (1)	$12,252	$14,136	$43,140	$14,724
Total operating costs and expenses (2)	20,838	21,667	20,423	23,868
Other expense, net (3)	(7,342)	(807)	(900)	(733)
Net income (loss)	(15,928)	(8,338)	21,817	(9,877)
Basic net income (loss) per common share	$(0.14)	$(0.06)	$0.17	$(0.07)
Diluted net income (loss) per common share	$(0.14)	$(0.06)	$0.16	$(0.07)

(1)
Revenues in the quarter ended December 31, 2008 include a non-recurring fee from Novartis of $13.7 million relating to a restructuring of the existing collaboration agreement. Revenues in the quarter ended September 30, 2007 include a $30.0 million non-recurring license fee from Pfizer.

(2)
Operating expenses for the quarter ended December 31, 2008 include a reversal of the bonus accrual of $3.0 million, as the Company determined it would not pay 2008 bonuses. Operating expenses for the quarter ended September 30, 2007 include a non-recurring credit of $2.8 million related to an agreement reached with a major collaborator regarding material costs previously recorded under the collaboration agreement.

(3)
Other expense for the quarter ended March 31, 2007 includes $6.1 million related to the revaluation of the embedded derivative to fair market value and the payment in common shares, of the additional interest feature, on the Company’s convertible debt.